________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-9

                     SOLICITATION/RECOMMENDATION STATEMENT
                          PURSUANT TO SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                           TRICO PRODUCTS CORPORATION
                           (NAME OF SUBJECT COMPANY)

                           TRICO PRODUCTS CORPORATION
                      (NAME OF PERSON(S) FILING STATEMENT)

                            ------------------------

                           COMMON STOCK, NO PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   896114105
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                             CHRISTOPHER T. DUNSTAN
                   VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER
                           TRICO PRODUCTS CORPORATION
                             817 WASHINGTON STREET
                            BUFFALO, NEW YORK 14203
                                 (716) 852-5700
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
     NOTICE AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                            ------------------------

                                WITH A COPY TO:
                            JOSEPH P. KUBAREK, ESQ.
                          JAECKLE, FLEISCHMANN & MUGEL
                            800 FLEET BANK BUILDING
                             TWELVE FOUNTAIN PLAZA
                          BUFFALO, NEW YORK 14202-2292
                                 (716) 856-0600

                        THIS DOCUMENT CONTAINS 4 PAGES.

________________________________________________________________________________

                                AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-9

     This  Amendment No. 1 to a Statement  on Schedule 14D-9 originally filed on
November 14, 1994 by Trico Products Corporation (the 'Company') with respect to the tender offer for all of the outstanding shares of the Company's Common
Stock, no par value, by Stant Expansion Corporation, a wholly-owned subsidiary of Stant Corporation, amends the following item in such Schedule 14D-9 to add the following supplemental information:

ITEM 9. MATERIAL TO FILED AS EXHIBITS.

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
EXHIBIT
  NO.                                                     DESCRIPTION
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
   7                                          Press Release dated December 1, 1994

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TRICO PRODUCTS CORPORATION

                                          By:     /s/ CHRISTOPHER T. DUNSTAN
                                                             ...
                                                   CHRISTOPHER T. DUNSTAN

Dated: December 1, 1994

                                       2

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                                 EXHIBIT INDEX

EXHIBIT
  NO.                                                 DESCRIPTION                                             PAGE NO.
- -------   ------------------------------------------------------------------------------------------------------------

   7                                      Press Release dated December 1, 1994                                   4

                                       3